EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Investor Contact                            Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE
May 4, 2011

Vectren Corporation Reports First Quarter 2011 Results
Electric Rate Order Received
Infrastructure Acquisition Completed
2011 Guidance Affirmed

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated net income for its 2011 first quarter of $44.6 million, or $0.55 per share, compared to net income of $63.2 million, or $0.78 per share, in 2010.

Summary results
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Utility earnings were $48.6 million, or $0.59 per share, in the first quarter of 2011, compared to $55.4 million, or $0.68 per share, in 2010. The decrease results from the impact of rate design changes implemented in February 2010 in the Ohio service territory and increased operating expenses associated with planned electric generating maintenance activities.

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Nonutility results were a loss of ($3.4) million, or ($0.04) per share, in the first quarter of 2011, compared to earnings of $7.8 million, or $0.10 per share, in 2010. ProLiance results, which were a loss of ($7.5) million in 2011 and earnings of $3.9 million in 2010, were the primary driver of the decrease.

“We are very pleased that the Vectren South electric rate order has been issued and that we completed the acquisition of a very successful transmission pipeline construction company, Minnesota Limited, to expand significantly the capabilities of our infrastructure business,” said Carl L. Chapman, Vectren’s president and CEO. “And our results for the quarter are consistent with our internal projections and we remain on track to meet our 2011 earnings expectations.”

2011 earnings guidance affirmed
The company affirms 2011 Utility Group earnings within a range of $1.45 to $1.55 per share and the Nonutility Group earnings, excluding ProLiance, within a range of $0.32 to $0.42 per share. The combined guidance range, including an expected loss at ProLiance, is consolidated earnings of $1.60 to $1.85 per share. Based on current market conditions and outlook, the company also affirms that Vectren’s share of ProLiance’s results for 2011 are expected to be in a range of a net loss of $(0.10) to $(0.20) per share.

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The Utility Group expectations assume normal weather in the electric service territory. Related to ProLiance, current market conditions are assumed to continue, resulting in continued depressed asset optimization opportunities. Changes in these events or other circumstances could materially impact earnings and result in earnings for 2011 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Vectren South electric rate order received
On April 27, 2011, the Indiana Utility Regulatory Commission (IURC) issued an order in the Vectren South electric rate case. The order provides for an approximate $28.6 million revenue increase to recover costs associated with approximately $325 million in system upgrades that were completed in the three years leading up to the December 2009 filing and modest increases in maintenance and operating expenses. The approved revenue increase is based on rate base of $1,295.6 million, return on equity of 10.4 percent and an overall rate of return of 7.29 percent. The new rates were effective May 2, 2011.Though the order denied the company’s request for a decoupled rate design, as an alternative, a settlement reached earlier with certain parties in the company’s electric demand side management proceeding provides that margins lost from residential and commercial customers due to energy efficiency programs may be deferred for future recovery under a rate mechanism to be proposed by the company. Subject to the approval of that settlement by the IURC, and after conferring with stakeholders in the process, the company expects to propose such a mechanism. Finally, addressing issues raised in the case concerning coal supply contracts and related costs, the IURC found that current coal contracts remain effective and that a prospective review process of future procurement decisions will be initiated.

Infrastructure Services acquisition
On March 31, 2011, the company acquired Minnesota Limited, Inc., in support of its plan to grow its nonutility infrastructure services business segment. Minnesota Limited will join wholly-owned subsidiary Miller Pipeline, LLC in Vectren’s infrastructure services group. One of the Midwest’s largest contractors serving the natural gas and petroleum industry, Minnesota Limited has been in operation since 1966 as a specialty contractor focusing on transmission pipeline construction and maintenance; pump station, compressor station, terminal and refinery construction; gas distribution; and hydrostatic testing. Minnesota Limited, headquartered in Big Lake, Minn., has approximately 500 employees and is licensed to operate in about 40 U.S. states. The majority of Minnesota Limited’s customers have historically been located in the northern Midwest region. Its 2010 revenues were $110 million, and it is expected that these operations will contribute $0.02 to $0.04 per share to the company’s earnings in 2011.

The acquisition is consistent with Vectren’s strategy to target infrastructure services industry growth through geographic and market expansion opportunities. Furthermore, this acquisition positions the company for anticipated growth in demand for gas transmission construction. This anticipated growth is expected to result from the need to transport new sources of natural gas and oil found in shale formations and the need to upgrade the nation’s aging pipelines.

Utility Group discussion
In 2011, the Utility Group’s first quarter earnings were $48.6 million compared to $55.4 million in 2010, a decrease of $6.8 million. This decrease results from the expected impact of rate design changes implemented in February 2010 in the Ohio service territory and increased operating expenses associated with planned electric generating maintenance activities.

Gas utility margin
For the quarter ended March 31, 2011, gas utility margins were $161.6 million, a decrease of ($8.7) million compared to the prior year quarter. Following is a reconciliation of the decrease:

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(millions)	Quarter
2010 Gas Utility Margin	$170.3

Ohio territory rate design changes in 2010	(3.6)
Return on Ohio bare steel/cast iron & distribution riser replacement program	0.8
Large customer usage	1.5
Operating costs, including revenue taxes, directly recovered in margin	(5.8)
All other, primarily miscellaneous revenues impacted by lower gas costs	(1.6)
Total change in Gas Utility Margin	(8.7)
2011 Gas Utility Margin	$161.6

The rate design approved by the Public Utilities Commission of Ohio (PUCO) on Jan. 7, 2009, and initially implemented on Feb. 22, 2009, allowed for the phased movement toward a straight fixed variable rate design, which places substantially all of the fixed cost recovery in the monthly customer service charge. This rate design mitigates most weather risk as well as the effects of declining usage.  Since the straight fixed variable rate design was fully implemented in mid-February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins were recovered through the customer service charge.  As a result, margin recognized in the first quarter of 2010 that reflected a volumetric rate design during the peak delivery winter months of January and the first half of February 2010, is now more ratably recognized throughout the year.

Electric utility margin
Electric retail utility margins were $79.3 million for the quarter ended March 31, 2011, a decrease of ($0.2) million compared to the prior year quarter. Large customer margin increased $0.9 million in the 2011 quarter compared to the prior year. That increase was more than offset by unfavorable weather in the quarter.

Margins from wholesale electric activities were $7.6 million for the three months ended March 31, 2011, an increase of $0.2 million compared to the prior year quarter. Margin from off-system sales were unfavorable during the current year quarter compared to the prior year, due largely to the unavailability of generation as a result of a scheduled maintenance outage.  Offsetting the unfavorable off-system margin variance was increased margin from MISO expansion transmission projects.

Other operating
Other operating expenses were $86.9 million for the three months ended March 31, 2011, an increase of $5.3 million compared to the prior year. Following is reconciliation of the change from 2010:

(millions)	Quarter
2010 Other Operating Expenses	$81.6

Power supply operating costs, including planned maintenance activities	3.9
All other, primarily timing of costs	1.4
Total Change in Other Operating Expenses	5.3
2011 Other Operating Expenses	$86.9

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Depreciation & amortization
Depreciation expense was $48.2 million for 2011, an increase of $1.7 million compared to 2010. The increase reflects utility capital expenditures placed into service.

Taxes other than income taxes
Taxes other than income taxes were $18.0 million for the quarter, a decrease of ($4.3) million compared to the prior year quarter. The decrease is primarily attributable to lower Ohio excise and usage taxes associated with that territory’s ongoing process of exiting the merchant function. These expenses are offset dollar-for-dollar with lower revenues.

Other income-net
Other income-net reflects income of $1.7 million for the quarter, a decrease of ($0.5) million compared to the prior year quarter. The decrease primarily reflects lower Allowance for Funds Used During Construction (AFUDC).

Interest expense
Interest expense was $20.4 million for the quarter and was generally flat compared to the prior year, and interest expense continues to reflect the current low interest rate environment and less reliance by the Utility Group on short-term borrowings.  At March 31, 2011, and 2010, the Utility Group had no short-term borrowings outstanding.

On April 5, 2011, the company, through Vectren Utility Holdings, Inc. (Utility Holdings), entered into a private placement note purchase agreement pursuant to which various institutional investors have agreed to purchase the following tranches of notes:  (i) $55 million of 4.67 percent Senior Guaranteed Notes, due Nov. 30, 2021, (ii) $60 million of 5.02 percent Senior Guaranteed Notes, due Nov. 30, 2026, and (iii) $35 million of 5.99 percent Senior Guaranteed Notes, due Dec. 2, 2041.  The proceeds received from the issuance of these senior notes will be used to partially refinance $250 million of Utility Holdings long-term debt maturing Dec. 1, 2011, with the remainder to be retired with short-term borrowings. Subject to the satisfaction of customary closing conditions, the notes will be issued on or about Nov. 30, 2011.  These senior notes are unsecured and will be jointly and severally guaranteed by Utility Holdings’ regulated utility subsidiaries, Southern Indiana Gas and Electric Company (Vectren South), Indiana Gas Company, Inc. (Vectren North), and Vectren Energy Delivery of Ohio, Inc.

Income taxes
In 2011, federal and state income taxes were $28.6 million for the quarter, a decrease of ($5.1) million compared to the prior year quarter.  The decrease is primarily due to lower pre-tax income.  The current year period also reflects the favorable impact of revaluing historical deferred taxes as a result of a lower Indiana state tax apportionment.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

In 2011, the Nonutility Group incurred a net loss of ($3.4) million, which compares to net income of $7.8 million in 2010.  The primary cause of the reduction was ProLiance results, which were a loss of ($7.5) million in 2011 and earnings of $3.9 million in 2010.

Infrastructure Services
Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline (Miller) and, going forward, the recently acquired operations of Minnesota Limited.

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Infrastructure’s 2011 first quarter loss was ($2.9) million compared to a loss of ($3.0) million in 2010.  Though to a lesser extent in 2011, results in both periods reflect the impact of unfavorable weather conditions in the East and Midwest. Increased operating income resulting from higher revenues was offset by higher interest costs. The higher interest is due to the allocation of permanent financing at the end of 2010 in anticipation of the Minnesota Limited acquisition. Construction activity for the remainder of 2011 is expected to be strong as utilities continue to replace their aging natural gas and wastewater infrastructure and as the need for shale gas and oil infrastructure becomes more prevalent. In addition, Minnesota Limited is expected to contribute $0.02 to $0.04 per share in 2011.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

Energy Services’ first quarter results were a loss of ($1.4) million in 2011 compared to a loss of ($0.3) million in 2010. The lower results in 2011 are primarily due to increased operating costs related to sales force recruitment and the delayed start of some performance contracting projects. At March 31, 2011, ESG’s backlog was $122 million compared to $118 million at Dec. 31, 2010, and $91 million at March 31, 2010. The increased backlog reflects substantial work in the near term to be recognized in subsequent quarters. The national focus on a comprehensive energy strategy and a continued focus on renewable energy, energy conservation and sustainability are expected to create favorable conditions for future growth in this area.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining earnings were $1.6 million in first quarter of 2011, a decrease of ($2.3) million compared to 2010.  Through March 31, 2011, Coal Mining revenues were $69 million, a $17 million increase compared to 2010, and reflect increased sales to third parties. However, other costs, including higher depreciation and interest, associated with the ramp up of activities at the Oaktown mine complex, and production issues more than offset the increase in sales. These production issues were primarily associated with roof falls and an abandoned oil well that disrupted the mining plan. In an effort to reduce roof falls and thus the cost per ton mined in future quarters, mine plans have been realigned and plans are in place to strengthen roof supports. Management believes that cost per ton will improve as production ramps up. The anticipated 2011 coal production is approximately 5 million tons, with total sales in 2011 of 5.1 million tons expected. Approximately 90 percent of those sales have been contracted and priced. The second phase of the Oaktown mining complex is anticipated to open in 2012.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance and the company’s wholly owned subsidiary, Vectren Source. Results from Energy Marketing for the first quarter of 2011 were a loss of ($0.4) million, compared to earnings of $10.2 million in 2010.

Vectren Source, the company’s retail gas marketer, earned approximately $7.1 million in the first quarter of 2011, compared to $6.3 million in 2010, an increase of approximately $0.8 million. First quarter results, reflective of a typically high delivery period, increased over the prior year primarily due to a higher customer count and lower operating expenses. Vectren Source had annual 2010 earnings of $3.7 million and expects similar annual results in 2011, adjusted for growth in its customer count. Vectren Source’s customer count at March 31, 2011, was approximately 225,000 customers, compared to 195,000

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customers at March 31, 2010. The 2011 customer count reflects nearly 100,000 customers in Vectren Energy Delivery of Ohio’s (VEDO) service territory that have either voluntarily opted to choose their natural gas supplier or are supplied natural gas by Vectren Source but remain customers of the regulated utility as part of VEDO’s exit the merchant function process. As a result of a supplier choice auction held on Jan. 18, 2011 in VEDO’s service territory, Vectren Source will increase its customer base by 28,000 to over 250,000 in the second quarter of 2011.

Through the first quarter of 2011, ProLiance operated at loss of ($7.5) million compared to earnings of $3.9 million in 2010. While a smaller loss than anticipated due to timing of inventory withdrawal and settlement of hedging arrangements, the ($11.4) million quarter over quarter decrease in earnings reflects new natural gas sources from shale and greater transmission capacity as well as the impacts of reduced industrial demand for natural gas in the Midwest and is consistent with trends experienced in the fourth quarter of 2010. These conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices. Historical basis differences between physical and financial markets and summer and winter prices have narrowed. As a result, there have been reduced opportunities to optimize ProLiance’s firm transportation and storage capacity. ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve and has undertaken other actions to improve future results.

ProLiance has approximately $80 million of annual fixed costs related to its transportation and storage contracts, with contracts representing nearly one-third of these fixed costs expiring over the next three years and one-half over the next five years. At March 31, 2011 ProLiance continued to maintain significant sources of liquidity beyond its credit facility, which is up for renewal in June 2011. Significant progress is being made toward the renewal and ProLiance remains confident that the facility will be renewed and at a much lower level as lower gas prices have resulted in a much lower working capital requirement. At March 31, 2011, ProLiance’s balance sheet has $60 million of cash, $191 million of members’ equity, and no long-term debt or working capital debt outstanding. Various profit improvement initiatives are underway, including lowering the cost of pipeline demand costs through ongoing pipeline renegotiations. Should market conditions improve from the current depressed levels, ProLiance’s return to profitability would be accelerated.

Vectren Energy Delivery of Indiana and Citizens Energy Group received regulatory approval March 17, 2011 from the IURC to continue to utilize ProLiance to perform portfolio management services for their natural gas supply needs through March 2016.

Other Businesses
The first quarter of 2010 includes a $2.9 million after tax charge in the Other business portfolio related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on May 5, 2011
Vectren’s financial analyst call will be at 2 p.m. (EDT), May 5, 2011, at which time management will discuss financial results and 2011 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 1st Quarter” conference call. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.

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Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations; increased competition in the energy industry, including the effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; economic conditions surrounding the current economic uncertainty, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the  demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments; increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the

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company’s infrastructure, energy services, coal mining, and energy marketing strategies; factors affecting coal mining operations including  MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent  mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand; supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves ; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws; changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2010 annual report on Form 10-K filed on Feb. 17, 2011.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

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